EXHIBIT 99.1

OXiGENE Reports First Quarter 2015 Financial Results

Strengthened Cash Position; Fosbretabulin and OXi4503 Clinical Programs Advancing

SOUTH SAN FRANCISCO, Calif., April 30, 2015 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter ended March 31, 2015.

"We continue to make good progress toward achieving our goals for 2015, which are focused on advancing our pipeline of novel oncology therapeutics," said Dai Chaplin, Ph.D., OXiGENE's President and CEO. "Our clinical programs for fosbretabulin in gastrointestinal neuroendocrine tumors (GI-NETs) and for OXi4503 in acute myeloid leukemia are moving forward as planned. We anticipate receiving definitive regulatory feedback from our meeting with the FDA on the design and scope of a potential late-stage development program for fosbretabulin in ovarian cancer by end of the second quarter. With our strengthened cash balance, we believe we are well positioned to continue to create value with our clinical pipeline."

Summary of Financial Results

At March 31, 2015, OXiGENE had cash of $36 million, compared to $30 million at December 31, 2014. During the first quarter of 2015, the company raised gross proceeds of $10 million from a private offering of stock and warrants.

For the quarter ended March 31, 2015, OXiGENE reported a net loss of $2.8 million compared to a net loss of $2.6 million for the comparable period in 2014.  The increase of $0.2 million in the net loss in the first quarter of 2015 as compared to the first quarter of 2014 was due primarily to increased research and development (R&D) expenses.

R&D expenses during the first quarter of 2015 were $1.7 million compared to $1.4 million in the first quarter of 2014.  The increase was primarily associated with costs related to the GI-NET Phase 2 trial, including clinical research expenses and compensation costs, which were offset in part by a decrease in manufacturing costs.

General and administrative expenses during the first quarter of 2015 were $1.1 million compared to $1.2 million in the first quarter of 2014.

Common stock outstanding as of March 31, 2015 was 26,544,934 shares.

Conference Call Today

Members of OXiGENE's management team will host a webcast and conference call today, April 30, 2015, at 4:30 p.m. EDT (1:30 p.m. PDT) to provide a first quarter 2015 financial and business update.

To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors & Media" tab, select the link to "Events and Presentations." OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, or +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.  The conference ID is 32409932.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The company's lead clinical product candidate, fosbretabulin, is in development as a potential treatment for solid tumors. OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)
	March 31, 2015	December 31, 2014
	(All amounts in thousands)
Assets

Cash	$ 35,735	$ 30,031
Prepaid expenses	755	318
Other assets	65	74

Total assets	$ 36,555	$ 30,423

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 1,029	$ 1,419
Total stockholders' equity	35,526	29,004

Total liabilities and stockholders' equity	$ 36,555	$ 30,423

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)	Three months ended March 31,
	2015	2014
	(All amounts in thousands, except per share data)
Operating Expenses:
Research and development	$ 1,669	$ 1,387
General and administrative	1,108	1,241

Total operating expenses	2,777	2,628

Loss from Operations	(2,777)	(2,628)

Investment income	3	1
Other (expense) income, net	2	(3)

Net loss and comprehensive loss	$ (2,772)	$ (2,630)

Basic and diluted net loss per common share attributable to common stock	$ (0.13)	$ (0.29)
Weighted-average number of common shares outstanding	21,095	9,054
CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000